CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

We hereby consent to the inclusion of our Auditors' Report, dated January 27, 2021, on the financial statements of Cocannco, Inc. as of July 31, 2020 and 2019 and for the year ended July 31,2020 and for the period from inception, July 11, 2019 to July 31, 2019 in the Form 1-A Post Qualification Amendment no.1 Tier II Statement. We also consent to application of such report to the financial information in the Form 1-A Post Qualification Amendment no.1 Tier II, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/AJ Robbbins CPA LLC

Denver, Colorado

February 13, 2021

aj@ajrobbins.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(B)303-537-5898 (M)720-339-5566   (F)303-586-6261